Exhibit 99.1
CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

CHICAGO BRIDGE & IRON COMPANY N.V.
SECOND QUARTER EARNINGS CONFERENCE CALL
5:00 p.m., Eastern Time
Tuesday, July 29, 2008
Moderator: Philip Asherman

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

OPERATOR:	Good afternoon. My name is Stephanie, and I will be your conference operator today.

At this time, I would like to welcome everyone to the CB&I Second Quarter Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press “star” then the number 1 on your telephone keypad. If you have already done so, please press the Pound sign now. Then press star1 again to ensure your question is registered. If you would like to withdraw your question, press the pound key.

Before beginning today’s call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company’s future plans and expected performance, are forward-looking statements that are based on assumptions the company believes are reasonable, but are subject to a range of uncertainties and risks that are summarized in the company’s earnings release and SEC filings.

While forward-looking statements represent management’s best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in any statement.

Now I would like to turn the call over to Mr. Philip Asherman, President and CEO of CB&I.

PHIL ASHERMAN:	Good afternoon, and thank you for joining us. With me today is Ron Ballschmiede, CB&I’s Chief Financial Officer. Ron and I will each make prepared remarks, and then we will open up the call to your questions.

On July 15th, we announced a pre-tax charge of $317 million in the second quarter, which reflects the total amount we expected to take to complete the South Hook and Isle of Grain Phase II LNG projects in the United Kingdom. We are making progress towards completion, as anticipated, and as a result, we are

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

reporting a net loss for the quarter of $140.5 million, or $1.47 per share. Excluding the UK, LNG project’s gross profit was $159 million and diluted earnings per share was $0.91.

New awards in the second quarter total $1.6 billion, which I would like to address to provide some detail on project diversity across our market sectors and geographical regions.

Yesterday, we announced a new release on our Canadian Oil Sands Project with Suncor. Our project scope is to engineer and construct a major new storage terminal as part of Suncor’s major Voyageur Upgrader Program. CB&I’s original contract was signed in 2006 on an incremental work order basis. This second quarter award totals over $400 million in new backlog, bringing the overall contract value to over $500 million.

Beyond this particular project, we are well positioned to capitalize on the significant opportunities in the growing oil sands market. To further strengthen our position, we are developing a modular assembly facility in Alberta to maximize schedule and safety advantages in this approach, enhance quality control, and generally mitigate the risk on direct labor availability.

We also announced two significant U.S. refinery expansion projects in the second quarter, as refiners continue to invest in solutions to meet clean fuel standards and dealing with heavier crudes. One is a $90 million hydrogen plant in California that will use our proprietary technology to supply high purity hydrogen to help the refinery improve energy efficiency and reduce air emissions.

The second is a $100 million refinery expansion project to build a sulphur processing complex that will eliminate 99 percent or more of the naturally occurring sulphur from the FEED stream. CB&I has an established leadership position on both sulphur and hydrogen technology, and we expect to see continued strength in this market due to the increase in the use of heavier and more sour crude oil worldwide. Both of these projects have a significant modular fabrication component.

Turning to our LNG sector, we signed a $150 million contract during the quarter

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

for an LNG peak shaving project in British Columbia. LNG peak shaving projects are essentially a combination of liquefaction and regasification facilities on a much smaller scale. Natural gas is liquified and stored as LNG during non-peak times. Then during peak heating season, the LNG is regasified and sent into the natural gas pipeline grid to ensure a reliable supply of natural gas for customers.

Another interesting project is a recently signed new venture with Höegh LNG to develop a floating LNG liquefaction plant, which is a feasible alternative to traditional land-based LNG export terminals. Lummus had been working for several years on a design for a floating LNG production, storage, and offloading facility using a ship hull and begin marketing the technology just as the concept was becoming commercially viable based on increasing natural gas prices.

When we acquired Lummus, we brought our LNG expertise and strong LNG network to the project. We now have signed a contract with Höegh for the FEED work for the topside facilities, as well as a technology licensing agreement, and we expect ultimately to provide future EPC work for the topside facilities. Höegh also is partnering with Daewoo for the ship hull, utilities, and integration work.

In our steel plate markets, we received a number of smaller new awards to supply and erect a variety of storage tanks around the world. These projects continue to contribute about 20 to 30 percent of our global revenues as a solid base load of business.

Another new award in the quarter is a $40 million contract for the Trans-Panama Pipeline expansion project. The pipeline was first built in the 1970s to transport Alaskan crude oil through Panama en route to Texas refineries. The current project will reverse the pipeline flow to carry crude oil from Africa and South America to refineries in California and China. CB&I’s project scope is to build additional crude oil storage tanks on both the Atlantic and Pacific coasts.

Turning to technology, there continues to be a strong global demand for downstream petrochemical and refining technologies. The Middle East, China, Southeast Asia, and India markets all look particularly strong.

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

In the second quarter, we booked a new contract for a Texas dehydrogenation project which is the first in the U.S. and when built, will be the world’s largest. We are providing the basic engineering and technology licensing for the plant, which converts propane to propylene.

In total, these new awards are consistent with what we see as a distinct shift in the marketplace away from pure lump-sum turnkey as a preferred approach for major EPC energy projects. The majority of these projects represent a mix of cost reimbursable, preassembled modules, engineering services, and technology contracts. The balance reflects either “hybrid” contracts, which allocate risk between the owner and the contractor, and smaller steel plate structure projects.

But overall, we continue to benefit from strong demand for our expertise and have been successful in generating steady growth for new awards across a diverse range of markets and geographical regions, and see our identified opportunities continue at this pace through the remainder of this year and into 2009 and 2010. Beyond that horizon, we envision continuing capital investment by our customers with growing diversity in a variety of energy-related projects.

Let me turn now to the performance of our existing projects. Currently, CB&I has more than 600 projects underway around the world. The UK projects, we discussed two weeks ago in detail, make up about 3 percent of our total backlog of $7.4 billion, and as Ron will address in a moment, the balance of our backlog is performing very well.

In North America, the Golden Pass Project is on schedule and is about 55 percent complete overall. We have recently improved our commercial position on the material cost issue as changes are being resolved and major subcontract bids are coming in on budget. As we have mentioned, this project is primarily direct hire construction, and we have purchased substantially all of the major equipment and materials.

Completion is scheduled for the end of next year, and as we reported in the first quarter, there has been significant erosion of the margin levels due to

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

unforeseen material increase and labor escalation, but the job remains profitable, and we feel we are well reserved against the remaining risk in the project.

Our Cove Point LNG expansion project is 90 percent complete and is ahead of schedule, with first gas planned by year end. Also, the Elba Island expansion project is about 45 percent complete and on schedule for completion in 2010, with additional capacity currently being considered. The performance on both of these LNG projects has been very good, and we expect completion and startup to go as planned.

Let me also give you a brief update on our process module activity, which is not typically reported separately, but is included as part of our overall EPC work and as a growing alternative for owners who select modular design, as labor becomes more problematic on major capital projects in the U.S., Canada, Australia, and the Middle East.

Currently, our shops are at record capacity, and the demand has been very strong. We have approximately 365 modules in the backlog year to date, and due to recent new contracts, we expect to add another 100 new modules to that number. As of June 30th, we had shipped 120 modules to projects, and we are forecasting that we will ship an additional 160 new modules by year end. These modules are fabricated in the U.S. to take advantage of reliable and labor-efficient shop conditions. Modules are shipped to projects in both the U.S. and international locations as far as Qatar, Yemen, Angola, and Korea.

To give you a sense of scale, the typical size modules are about 80 feet in length by 14 feet high and 14 feet wide, and the largest modules, which ship out by barge, are up to 100 feet long and 40 feet wide and 25 feet high.

We have deep water capability in our Island Park facility in Beaumont, Texas, to ship modules over 2,000 tons. This approach is a growing part of our backlog as an alternative to stick-built construction and currently represents over 11 percent of the total value.

Turning to Latin America, our Peru LNG liquefaction project is about 50 percent complete overall. About 90 percent of the procurement, 85 percent of the

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

engineering, and 10 percent of the construction is completed. The project will have a capacity of 4.4 million tons of LNG per year and is on schedule to export first gas in 2010. Peru LNG is in Pampa Malchorita, about 170 kilometers south of Lima.

The Chile LNG regasification terminal is about 55 percent complete overall, with approximately 90 percent of procurement, 80 percent of the engineering, and 30 percent of the construction completed to date. We have made some innovative design modifications to expedite the schedule on this project to meet Chile’s need for natural gas, and the project is on schedule to receive first gas in 2009. When fully completed in 2010, it is expected to provide 40 percent of Chile’s total natural gas supply. It has a receiving capacity of 1.7 million tons per year and is located in Quintero Bay, about 100 miles north of Santiago.

We are also continuing the preliminary engineering of the expansion of the Glencore-Equa Petroleum Refinery in Colombia, which represents a multi-billion dollar investment by the owners and should result in a reimbursable EPC award for CB&I and our consortium partners by year end.

In Europe, we have completed our topside construction contract for the Buzzard Offshore Oil Platform, one of the largest offshore platforms on the UK’s continental shelf. We are currently working with Nexen on an expansion project to add additional processing equipment under a reimbursable contract.

We have also had several projects in Eastern Europe and Russia, including a contract to provide engineering and procurement services for $250 million refinery update in Croatia, which will enable our client, INA, one of the largest integrated oil and gas companies in southeastern Europe, to refine fuels to meet Euro 5 automatic fuel standards.

We are also working on $160 million contract for a diesel desulfurization project in Poland as part of the $1.3 billion total refinery update project and completing the engineering and procurement for the Kirshi hydrocracker complex in Russia.

In the Middle East, our EPC tank storage terminal for the Shell Pearl Project in

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

Qatar is about 30 percent complete. The engineering phase is about 80 percent complete, and construction is underway.

Our tank projects in Saudi Arabia are a growing component of our total Middle East work and continues to be performing better than planned using a high component of local Saudi project management personnel.

In Africa, we are approaching 80 percent completion on a project for Chevron at its gas processing plant in Angola. We shipped the major process modules from the U.S. Offloading was delayed by local customs clearing, which impacted the overall construction sequence and then slipped the project schedule significantly. We are currently in discussions with Chevron regarding reconciliation of claims and changes to the project, which we hope to have resolved next month. This project has a total value of about $300 million.

In China, the new Fujian LNG Import Terminal for CNOOC received a second cargo two weeks ago and is nearing final completion. This project includes two 160,000 cubic meter tanks, plus receiving and send-out systems, and a jetty. Although the previously announced development of facilities throughout China has slowed somewhat due to pricing and supply of LNG, we expect this facility to add additional storage capacity sometime in 2009.

In Australia, we have two major LNG projects underway that will help the country meet its goal of tripling LNG output by 2015. The Woodside Train 5 LNG liquefaction project is on schedule for completion in the fourth quarter, and our tank project for the new Pluto liquefaction train is on schedule and is about 30 percent complete. The remaining work should be nearing contract awards towards the end of this year, and it is anticipated that the design and the construction will be executed similar to the module approach on the previous train.

Finally, in Singapore, construction continues on the major 800,000 metric ton per year Shell ethylene cracker complex. CB&I Lummus is providing engineering, procurement, and construction management services in collaboration with Toyo Engineering on Bukom Island. The project represents a multi-billion dollar expansion for Shell’s largest refinery, scheduled for completion by early

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

2010.

In conclusion, CB&I is a major technology and EPC provider for some of the world’s largest and most important energy projects. We have a solid backlog of projects and continue to add significant new awards across our full technical spectrum and across a wide geographical base.

Over the past several years, we have made numerous acquisitions that have broadened our range of capabilities and expanded our resources, so that we are in an excellent position to capture market opportunities throughout the energy sector, including offshore production, refining, LNG, petrochemicals, nuclear, and alternative energies.

In response to the current demand in the markets we serve, we continue to add new awards that change our overall mix of commercial approaches and are seeing an improved balance of risk, given the continuing volatility in materials and labor pricing.

As we discussed in our last call, we are anticipating that pure lump-sum turnkey projects will make up less than 20 to 30 percent of our total backlog by the end of next year.

CB&I has the capabilities, the financial strength, the global presence, and the commitment to capitalize on this unprecedented global demand for our expertise and services, and I am confident that customers will continue to view CB&I as an industry leader in providing solutions to their challenges in meeting this demand.

I will now turn the call over to Ron and then open the call to your questions. Ron?

RON BALLSCHMIEDE:	Thanks, Phil, and good afternoon, everybody. With Phil’s overview of our major projects around the world, let me take you through the financial information for the quarter.

Phil spoke to several of the individual second quarter new awards in 2008, so I

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

will provide some overall comments. Our new awards for the quarter total $1.6 billion and $2.5 billion for the first half. These figures compare to $2 billion and $4.1 billion for the second quarter and first half of 2007 respectively. The first half of 2007 includes three major LNG awards totaling $2.8 billion. In contrast and consistent with our 2008 plan, our largest LNG award in the first half was our $150 million peak shaving facility in Canada.

On the back of these three LNG awards in 2007, approximately two-thirds of our 2007 new awards were in the first half of the year, and consistent with our previous guidance and based on the prospects and our new award funnel, our new award timing expectations for 2008 remain somewhat in reverse of that expected in 2007 with significant increased new award activity in the back half of the year.

We continue to see strong capital expenditures throughout the global energy infrastructure market. While we have had some projects slip into 2009, we have also seen the reverse with additional opportunities coming into 2008.

As we indicated in our press release, we remain confident with our new guidance for the year between $6.5 billion and $7 billion. Our first half awards brought our ending backlog to $7.4 billion, up slightly from the $7.3 billion at the end of the first quarter.

Turning to our income statement, our revenues were up 41 percent over the second quarter of 2007 to $1.4 billion. The growth reflects $250 million of revenues from Lummus and organic CB&I revenue growth of 17 percent or $167 million. The Lummus revenue split is $128 million for Lummus Technology, which is reported as a separate segment, and $122 million for CB&I Lummus which is embedded in our EAME region.

With the exception of our EAME region, each region has double-digit percentage revenue growth reflecting the strength of our LNG and steel plate structure market and backlog. Our EAME revenues are down $61 million in the quarter. EAME LNG revenues are lower by $210 million, those are all in the UK, reflecting the progress of completing the UK projects. Offset by this $210 million

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

decline is the $122 million from CB&I Lummus and $27 million or 20 percent revenue growth for the balance of the region, primarily Middle East steel plate structure business.

As we have indicated in our earnings release, we have increased our revenue guidance to $6.1 million to $6.3 billion for all 2008. Our gross profit for the quarter was a very disappointing negative $158 million. Obviously, that was driven by the $317 million charge for the increased forecast cost on our two LNG projects in the UK. As Phil mentioned, we have not had any significant changes around the projects since that time.

As an indicator of the strength of our remaining backlog, our second quarter gross profit, excluding the $317 million UK project charge, is $159 million or 11.1 percent of our reported revenues. On this pre-UK charge look at our gross profit, each of our segments performed within the band of our expectations.

Selling and administrative expenses remain well controlled and totaled 3.7 percent of revenue for the quarter and 4 percent of revenue for the first half of 2008. Our second quarter did benefit from lower than expected performance-based stock compensation expense of $4 million or $0.03 a share. We continue to expect our full-year S&A rate to be slightly under 4 percent.

Our Lummus Technology business had a strong quarter in each of its business lines, reporting revenue and operating income of $128 million and $33 million respectively. The success in licensing and catalyst sales for various refining technologies has elevated equity income earnings from its two technology joint ventures to $16 million for the quarter and $22 million for the first half. We continue to expect our 2008 equity income earnings from our joint ventures to be between $35 million and $40 million for the year.

As previously disclosed, the $317 million charge in the quarter caused us to be out of compliance with our lending agreements. We have made good progress in working with our lenders to complete the necessary amendments to bring us back into compliance and believe this process will be completed in early August, prior to the filing of our second quarter 10Q.

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

The cost of amending of our agreements and the higher interest expense driven by cash flow requirements of the UK projects will increase our borrowing cost. This increased cost has been included to our updated guidance of $0.40 to $0.60 for the year. We expect our total net financing cost for the year to total $16 million to $18 million. Our effective income tax rate for the quarter was 31.4 percent and 32.9 for the first half. We expect our effective income tax rate for the balance of the year to approximate 32 percent.

Now a few comments on our balance sheet and cash flow. We ended the quarter with a cash balance of $281 million, down slightly from $306 million from year end. Our debt balance remains at $200 million, representing the acquisition loan we did to acquire Lummus.

Our investment of contract capital reflected in the combined balances of receivables, contracts in process, and accounts payable stands at negative $818 million at the end of the quarter, or approximately $500 million excluding the additional UK project losses.

Further, during the quarter, we invested $26 million in CAPEX and returned $28 million to our shareholders through a stock buyback program and our cash dividends. The management team and our board continue to review and evaluate our stock buyback program, and we will remain in the marketplace as appropriate.

In closing, our strong backlog and financial position provides us with the necessary financial flexibility to deliver our projects to the owners, take advantage of the robust energy market demands for our services, and I remain confident in our future operating results.

With that, Phil, back to you.

PHIL ASHERMAN:	Thank you, Ron. We will open the call for questions.

OPERATOR:	At this time, I would like to remind everyone, in order to ask a question, please

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

press star then the number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

[Pause.]

OPERATOR:	Your first question comes from the line of Barry Bannister with Stiefel Nicolaus.

PHIL ASHERMAN:	Hello, Barry.

BARRY BANNISTER:	Hi. The mid-point of awards guidance is $6.75 billion, but you have only booked $2.5 billion year to date, so, when we think about second half, should we be thinking about some large projects or many small ones? What industries should we be thinking about, and is it cost reimbursable?

PHIL ASHERMAN:	Yeah. As Ron said, it has been from the start a fairly backend-loaded sales forecast. There is a mix of primarily large refining. We talked about potentially the Cartagena project going forward by the year’s end, as well as looking perhaps at Australia, perhaps as a potential new award and a strong mix of refining, of course, LNG and then steel plate structures.

As I had mentioned earlier, the mix of our project commercially is changing dramatically. Certainly, with the Canadian award this quarter and looking on forward on those projects I mentioned, you are going to see a far higher percentage of projects that are not lump-sum turnkey, but have a cost reimbursable component in them.

BARRY BANNISTER:	Okay. Others will probably ask about the performance of subs. So let me just ask a couple of margin questions. How should we think about Latin America and operating margins with revenue up 177 percent? They were 6.3 percent versus 8.6 percent a year ago. I assume that means that Peru LNG and Chile are moving more into the field. So we should think of high revenues with margins around this level or lower?

RON BALLSCHMIEDE:	No. I think 6.3 is probably on the low side. We have a lot of other projects going on in CSA. It has been a very, very active market, in addition to the one

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

we mentioned this quarter of the Petroterminal de Panama work. There are several other refinery works going on there, and also steel plate structure businesses.

In the quarter, we just had a variety of small items in that region, everything from a small currency charge to a large change order coming in a little less as sold number, but that number should be balancing around in the 6 to high 8’s range.

Similarly, in Asia Pacific, we had the opposite happen. We actually had a little bit of a currency benefit in Australia that helped the quarter, and you certainly should not look for double-digit margins coming out of somewhere like Asia Pacific, but then there is another one that should be in the 7, 8, 9 percent operating margins. Both those parts of the world have pretty minimal permanent infrastructure. Most of that is in the northern hemisphere. So they tend to be the units that have the greatest operating income and performance.

I think the 5 to 7 percent band in North America will be what will continue for a little while. That is being held down a little bit by Golden Pass. That is still a profitable job, but it is less than the average, and Golden Pass this quarter represented about 28 percent of the North America revenues. So, as you might imagine, that pulls down our overall rate there, but given that we are satisfied in that 5 to 7 percent range until we burn that job down a little bit and it becomes a less significant piece of the total, and kind of the same numbers on Europe and EAME at this point in time, somewhere in that 5 to 7 percent range.

BARRY BANNISTER:	Within EAME, would you give me a little more detail? I am trying to strip out both the charge, as well as any effect from CB&I Lummus that goes through EAME. What is the margin, ex-Lummus, ex-charges in EAME?

RON BALLSCHMIEDE:	The Lummus margin is pretty close to our non-UK LNG margins, right on top of it actually, a little bit better than our acquisition.

We have integrated our London engineering office in with that business. So they have been sharing work back and forth, and that is pretty consistent across the board.

From a revenue standpoint, it is basically no LNG revenues in that region for the quarter, simply because of the way the accounting works when we take that

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

large of a charge. You wind up not recognizing revenue, but the balance there is 122, give or take, 126 maybe of CB&I Lummus, and the rest of it is steel plate structure work primarily in the region.

BARRY BANNISTER:	Okay. Thanks a lot.

PHIL ASHERMAN:	Okay, Barry. Thank you.

OPERATOR:	Your next question comes from the line of Graham Mattison with Lazard Capital Markets.

PHIL ASHERMAN:	Hello, Graham.

GRAHAM MATTISON:	Hi. Good afternoon, guys. Just a quick clarification. You mentioned in your prepared comments — you said you had a change in the commercial terms at Golden Pass. Does that mean there would be a chance for recouping some of the previous cost there?

PHIL ASHERMAN:	Let me clarify that, Graham. The first quarter, of course, we talked about the pressure on the margins on that job relative to some quantities change, some material cost. That increased more than what we had typically escalated, and we said at that time we were in continuing discussions with the owner on those claim type and change order issues, which we have addressed and should see the recovery from that included in our performance going forward.

GRAHAM MATTISON:	Okay, great. So nothing was recorded in this quarter, though?

PHIL ASHERMAN:	No.

GRAHAM MATTISON:	All right, great. Thanks. Also, I was wondering if you would just comment on sort of a year outlook for additional opportunities in the Canadian Oil Sands.

PHIL ASHERMAN:	Well, you know, our role up there has been kind of blue collar fabrication and construction installation of modules and tanks, and that in itself is turning into a very, very good business, as indicated by this award this quarter.

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

We see that as continuing. We don’t necessarily have an — we don’t have an engineering presence in Canada, however, we do engineering in the United States. We think the preassembled module concept and the additional capacity that we are building in Canada will certainly give us a much better position in that market. And certainly, with Suncor’s announced major investment on their Voyageur Program, I think they have announced somewhere in the neighborhood of $20 billion overall capital expenditure. We see that as a good market for us for quite a while, but there are challenges, as you well know, in terms of overall labor availability in Canada. So we are pushing hard to look at modular and preassembled modules as a viable alternative to that.

GRAHAM MATTISON:	All right. But it is safe to assume that any contracts there would include cost reimbursable elements, particularly on the labor side. Correct?

PHIL ASHERMAN:	Yeah. You will find us generally — well, you will find us when you look at the commonwealth countries and the heavily unionized countries, the UK projects notwithstanding, that Australia, Canada, in particular, on some rate-type basis are cost reimbursable structure.

GRAHAM MATTISON:	All right, great. I will jump back in queue. Thanks very much.

PHIL ASHERMAN:	Thank you.

OPERATOR:	Your next question comes from the line of Andy Kaplowitz with Lehman Brothers.

PHIL ASHERMAN:	Hello Andy.

ANDY KAPLOWITZ:	Good evening, guys. How are you?

PHIL ASHERMAN:	Good. How are you?

ANDY KAPLOWITZ:	Good. Can you talk about Lummus Technology a little bit more? You had about $10 million more in that equity and investing line, as you mentioned, and you have raised your guidance for that particular line by 10 million, so it suggests that it goes back to its usual run rate. What was going on in the quarter, and why is it

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

going to go back to its usual run rate?

RON BALLSCHMIEDE:	Yeah. I think our guidance for the year is the same, Andy, the 35 to 40, or it should be. That business is very much of a delivery-type business. So, in the quarter, we had strong licensing package delivered, along with catalysts that had the quarter as strong as it would be, but going forward, that will drop back down to a little bit more of a straight line to achieve that $35 million to $40 million of equity income for the full year.

ANDY KAPLOWITZ:	Got you. So, when I look at the Lummus margins in the quarter, they are going to go back to sort of what they were last quarter in the low 20 percent range?

RON BALLSCHMIEDE:	Yeah. That’s probably about right.

ANDY KAPLOWITZ:	Got you. Just talking about South Hook and the UK projects for a second, you said a couple of weeks ago that the next three to four months are critical. Right? So I guess my question is how are you monitoring the situation as we go forward over the next three to four months? Do you have sort of weekly or monthly reports? Do we have any clue what is going on in July so far on those projects?

PHIL ASHERMAN:	Well, as you can imagine, the monitoring of the activity and the progress on both those jobs is very intense. It is very activity-based, as we talked about, and heavily concentrated in the next three and a half, four months, and what we have seen is the amount of spend in the next three and a half, four months is almost 90 percent or so concentrated in subcontract costs. So our ability to mobilize subcontractors and have enough subcontract labor to fill out the critical areas in order to achieve cool down and first gas is clearly the challenge here. We will have ongoing costs, as the last portion of the job is completed, but that essentially is just finishing out the final two tanks and turning over the project to the owner. But we have had good progress. The July numbers are still being analyzed, but we haven’t seen anything different than what we talked about two weeks ago.

ANDY KAPLOWITZ:	Phil, can you give us any clarity on — you know, I think you talked about sort of you got to get the facility to a cooling off period before you can get first gas. Is

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

there any slack that you have in case you are not ready by the time the customers want, or would you have to start facing penalties there? Can you give us any color in that situation as we get towards the latter half of this year?

PHIL ASHERMAN:	As I said I think two weeks ago, Andy, neither owner are necessarily motivated by schedule penalties. We are trying to work the schedule and the activities associated with receiving the cargos, getting it to the storage facilities, and ready for export, and that’s really it. So we have plans to do that. In South Hook, it may not be quite at the capacity that we originally intended, but certainly, the intent is to be able to meet our commitment and the owners meeting their commitment for getting that gas to the UK.

ANDY KAPLOWITZ:	Okay. Thank you. I will get back in queue.

PHIL ASHERMAN:	Thank you, Andy.

OPERATOR:	Your next question comes from the line of Avi Fisher with BMO.

PHIL ASHERMAN:	Hello, Avi.

AVI FISHER:	Hi. Thanks for taking my question. Just a quick follow-up on Andy’s question. Can you give some color on, you know, sort of how much of the South Hook over the last two weeks has proceeded, if we look at that as point zero towards completion, how far along we are?

PHIL ASHERMAN:	I will try to put that in terms that would have some relevancy. Again, when you look at the amount of the total charge or provision we have taken for the remainder of the work, again, 90 percent of that charge is concentrated within about a three and a three and a half month period. This isn’t associated with necessarily a percent complete as it is with specific activities to get the plant insulated, the pipe insulated, electrical terminations completed, and the systems checked out and turned over, and that is essentially what we are doing. So we are proceeding on a weekly work plan to achieve all of those activities, and certainly, we are proceeding on that. We have not any major interruptions in that plan. We do have some challenges on the workforce relative to just

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

enough insulators, but again, we are working alternate plans to make sure that we have the plant ready for cool down.

AVI FISHER:	If you think about it linearly or however you think about it, is it within the normal standard deviations of your plan, or is it —

PHIL ASHERMAN:	Of the new plan to finish the work, yes.

AVI FISHER:	Exactly. Okay. On the Suncor, which seems to be the major project for you guys, what percent of that work is subcontracted labor versus direct?

PHIL ASHERMAN:	Virtually, it is all direct labor. It is tank fabrication and erection.

AVI FISHER:	Okay. Thank you. And you had a lot of bookings. Obviously, North America was a solid bookings quarter for you guys, and I am just trying to sort of reconcile that with sort of switching gears a little bit to another issue, to the PDM, you know, and sort of expectations that North America may be impacted by that. Can you give some color on where you are with the PDM divestiture, if you are moving ahead with that or if it has sort of taken a back seat, a little update on that?

PHIL ASHERMAN:	Yeah. We are moving ahead with that, and we are on track relative to what we have discussed earlier in finding a divestiture solution that will satisfy the FTC order. We should be prepared to talk in some level of detail in a matter of weeks or certainly before the next earnings call. And as we said before, provided that the solution is satisfactory to the FTC, it will essentially be a push on our financials and outlook for the company and virtually no impact on the new awards that we have announced.

AVI FISHER:	So, of the —

RON BALLSCHMIEDE:	None of the awards in the quarter in the United States, which is where this FTC matter resides, is on the relevant product. So, you know, good awards up in Canada, good awards in the United States, but they were not what are coined relevant products, basically LNG, or at least of any size for that.

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

AVI FISHER:	Okay. So, just to clarify so I am clear, though, you had $1 billion in bookings in North America. All of that or substantially all of that is yours? You don’t have to give any of those away?

PHIL ASHERMAN:	I think it was $1.6 billion, and all of it is ours.

AVI FISHER:	Okay. Thanks for the questions, and nice work on the quarter.

PHIL ASHERMAN:	Thank you.

OPERATOR:	Your next question comes from the line of Jamie Cook with Credit Suisse.

PHIL ASHERMAN:	Hello, Jamie.

CHASE BECKER:	Hi. Good afternoon. It’s actually Chase Becker in for Jamie. How are you?

PHIL ASHERMAN:	I’m sorry, Chase. How are you?

CHASE BECKER:	I’m good. I have a quick clarification. In terms of the Lummus business, are you still expecting an accretion target roughly of $0.30 for the year?

RON BALLSCHMIEDE:	Yeah. It’s still in that range. It might be a little — it’s eeking up a little bit because they are performing beyond our expectations at this point in time.

CHASE BECKER:	Okay. So, I mean, are we talking $0.05, $0.10, or any way to handicap it?

RON BALLSCHMIEDE:	Oh, I would stay with a nickel.

CHASE BECKER:	Okay. And then getting — you mentioned in your prepared remarks, the claims on the Chevron project in Angola. Can you just give a little bit more color on that?

PHIL ASHERMAN:	Well, I can. Again, the contract put the responsibility for the process modules on the owner’s side of the responsibility for the shipment of the modules. A number of these modules got to the port and not released back to CB&I, and that is the responsibility of the owners. Of course, we had to change our construction

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

sequencing to accommodate that. It is not a large field, but there is not a lot left to spend on that job. It is a fairly straightforward gas processing plant, but it did lengthen the durations and did change the construction sequencing. Chevron is certainly fully aware of these, and as I said in my remarks, we are reconciling those differences now.

CHASE BECKER:	Okay. And then my last question, you also mentioned in your prepared remarks talking about the potential for future EPC work on the topsides. I am wondering how big of a scope is that for CB&I, assuming that was going to move to EPC for you all.

PHIL ASHERMAN:	Are you referring to the Nexen job, the Buzzard Field, or are you talking about the Höegh LNG?

CHASE BECKER:	Höegh LNG.

PHIL ASHERMAN:	Well, you know, it’s the FEED work right now. The topsides would be roughly a couple hundred million dollars in total for the topsides. Again, we will see how quickly this develops. We are anticipating that Höegh and Daewoo are going to be able to find a good market for that. It is a nice alternative. It is a good technology, and so our play in that is also the technology license, as well as the FEED package for that. Beyond that, certainly, we would move into EPC, providing the market takes off. So I think it just demonstrates there’s a lot of alternatives that people are looking at, very creative and innovative ways to deal with the energy demand, particularly in LNG.

CHASE BECKER:	Okay. Thank you very much.

PHIL ASHERMAN:	Thank you.

OPERATOR:	Your next question comes from the line of Chris Hussey with Goldman Sachs.

PHIL ASHERMAN:	Hello, Chris.

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

CHRIS HUSSEY:	Hello, guys. A couple questions. First, on the craft labor shortage that we seem to be seeing all over the world, can you just talk a little bit about what you are seeing in terms of inflation in your labor, how would you quantify that? Secondly, you talked about your advantage of being able to do modular. Can you give us a little bit of quantification around setting up a modular assembly fab shop up in Alberta, what that could do for us?

PHIL ASHERMAN:	Well, I think of the two major risks to capital projects around the world — and that is whether Texas, Middle East, or virtually anywhere — the availabilities, first of all, certainly of labor, but as importantly the mix of labor — for example, in the United States, after Katrina, we saw a fairly significant increase in overall wages, which was good from the perspective that it attracted people back into the industry that had either not participated or gone elsewhere, but the challenge is not only on the direct labor but the mix, and then you can take that to the next level that you require more field staff because the crews would have to be smaller, back up into project management. So the whole area of labor, not just absolute cost and ages, but certainly in availability in the mix and the training is certainly a challenge everywhere around the world.

The modular approach as an alternate to stick-built approach is obvious to you, I believe, in terms of being able to do large components of process plants in a controlled environment. That is not only a benefit for schedule, but certainly for safety and certainly quality checks. Not every refiner or refinery is adaptable to that approach, but we are seeing a lot of interest across the spectrum, both in LNG, as well as refining processes and other processes for that approach. Preassembled modules of vessels and also processed modules is of interest to people around the world. In Australia, for example, the Train 5 was modulized in Indonesia and shipped to Australia for erection, simply because of the availability of qualified craftsmen to erect it. We did all of the mechanical, electrical erection, but the major process modules were preassembled. So I think owners are looking very seriously at that as an alternative, and we have been trying to position ourselves and prepare ourselves certainly for that change.

CHRIS HUSSEY:	Is that like a 20, 30 percent savings type of thing for a customer if you can modulize?

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

PHIL ASHERMAN:	Well, you need the same amount of pipe and materials that go into a module. In fact, actually, in some cases, you need more structural steel for the modules. What it does is it mitigates the issue on labor. It mitigates that risk, the availability of labor, and certainly, it enhances, as I said, the quality, safety aspects of the project. So there are other advantages, but it is not necessarily a one-for-one savings of direct labor or stick-built to modules.

CHRIS HUSSEY:	And when we are talking about labor inflation, I have heard people throw out, labor inflation is up now around 15 percent. Is that number out of line?

PHIL ASHERMAN:	Fifteen percent or higher in many cases, I would say. Again, it is not just an absolute labor wage issue, but also a productivity issue and the mix of labor around the world, and it not only affects those companies like ours who direct hire a lot of labor, but certainly, you can imagine on subcontract labor, those costs have escalated as well because of this issue.

CHRIS HUSSEY:	And lastly, if you don’t mind, I am hogging the call here, but U.S. refinery spending, we have seen Jacobs, you know, say some very good things about the pipeline for U.S. refineries. We saw EMCOR today talking about their maintenance business being just on fire with U.S. refineries. You guys seem to be reasonably constructive? What would you say about the U.S. refinery business in terms of the outlook, even as their margins are getting squeezed?

PHIL ASHERMAN:	If you look at our history, recent history and going forward, we maintained roughly around 35 percent or so of our total revenue in the U.S. refining market. It has been somewhere in the neighborhood of 750 to a billion, billion and a half for refined-type work. We don’t anticipate any major swings one way or the other, but certainly, a steady investment of refining upgrades and heavy crude processing-type projects for quite a few years to come. So we anticipate that that market will stay pretty strong for us.

CHRIS HUSSEY:	Have you seen any hiccups there as the margins of these guys have been squeezed here? Have you seen them say, “Hey, listen, let’s hold off on that project,” anything like that?

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

PHIL ASHERMAN:	Well, I don’t know that they have said that to us as far as their margins. Typically, the concerns tend to be what we are all concerned with in various parts of the country where labor may be somewhat problematic, or capital cost and volatility in some of the supply market may not necessarily cancel, but sometimes delay capital spending or defer capital spending. So we have seen some of that, but generally speaking, we see the refining market to be very stable for a while.

CHRIS HUSSEY:	Thanks very much, guys.

PHIL ASHERMAN:	Thank you.

OPERATOR:	Your next question comes from the line of John Rogers with D.A. Davidson.

PHIL ASHERMAN:	Hello, John.

JOHN ROGERS:	Hi. Good afternoon. Just a couple of quick follow-up things. In terms of the work that you booked in the quarter, the $1.6 billion, you talked about moving more to a cost-plus in terms of your backlog. Can you give us a sense of how much of that work was actually booked on a cost-plus basis?

PHIL ASHERMAN:	I can. It is very high. I think it is probably close to 70 percent of reimbursable-type work. I just want to make sure we understand what we are saying here. We have been talking about for two years in moving what we have been seeing as the marketplace into what we had been terming hybrid-type contacts or work-sharing-type contracts and seeing the market change from wanting to spend what I believe the customers had seen as very high risk premiums associated with LSTK work in the energy-type projects, and we have seen that trend continue to where I think two years ago, clearly a vast majority of the projects were LSTK, where today it has virtually swung 180 degrees on that as a preferred approach. So the challenge obviously is for us to look at what components of the project can we still predict and keep our margins where they need to be, and again, it is a mix, if you will, of commercial approaches that we are responding to. So it is not as if there is a reimbursable market we are moving to. That has been a transition and a trend we have seen a major shift over the

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

last couple years.

JOHN ROGERS:	Thanks for the clarification on that.

PHIL ASHERMAN:	Okay, John.

JOHN ROGERS:	Then just one other question or comments. Ron, you talked about margins in the EAME area, getting back up to that 5 percent to 7 percent range, if I heard that correctly. Does that incorporate zero margin on the rest of the South Hook work?

RON BALLSCHMIEDE:	Yeah. I think that pushes it close to the 5 percent, but the expectation is that we will be pretty much out of that work by the end of the year from a significant standpoint. We will have some work to do in 2009 on it, but I think just like in the U.S. where we have some lower margin work, working through the pipeline, if you will, we will be towards the 5 percent side of that for a while, and it will work its way up to 7 percent once we finish burning off the zero margin revenue.

JOHN ROGERS:	Okay. But you are treating all of South Hook as a single project?

RON BALLSCHMIEDE:	Correct.

JOHN ROGERS:	Okay. And then lastly, how much revenue did you take out as a result of South Hook in the quarter?

RON BALLSCHMIEDE:	If you combine the South Hook and the Grain II, about $40 million, which just so happened to be — I think that’s the number, but about the same number as Grain III burn. So, when you get all through that in the quarter, we essentially had no revenues from LNG projects in the reported numbers, and obviously, we will burn the 300-ish number on Hook and Grain, 250 of it this year and 50 of it next year at zero-percent margins.

JOHN ROGERS:	Okay. But the $40 million, we can use to get a rough idea of sort of margins exclusive of that?

RON BALLSCHMIEDE:	Correct.

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

JOHN ROGERS:	Okay, great. Thank you very much.

OPERATOR:	Thank you. Your final question comes from the line of Scott Levine with J.P. Morgan.

PHIL ASHERMAN:	Hello, Scott.

SCOTT LEVINE:	Good afternoon, guys. With regard to the refinery projects, you know the two you announced in the quarter there in North America, you ran through the expectation, thoughts on the pipeline there. Could you elaborate on where you see the mix coming from on a geographic basis, which additional markets may pick up an activity, and also could you comment on the timing where you expect an additional announcement on the construction phase, potentially for Colombia?

PHIL ASHERMAN:	I can give you some estimates on that. As far as the refining work for us, you can essentially look at our mix of work as most all of our refining work from CB&I has been US-based. The Lummus portion certainly has some engineering, procurement and other refining work throughout Europe, and it has historically worked in the U.S., but all of our current numbers, the majority of that is out of the U.S. refining market. The exception is, as, of course, we talked about, in South America, and we have previously announced our work on the preliminary engineering work for the work in Cartagena. Construction. Again, you are talking a good maybe 12 months of engineering before that really gets into the field. So that is a large job with a long duration and good solid backlog for us.

SCOTT LEVINE:	Okay. Turning to Golden Pass, I think you mentioned that you are well reserved against the remaining risks on that project. Can you talk a little bit more about specifically what those risks are? It sounds like obviously procurement isn’t one of them. If you could characterize what those risks are and maybe how long that tail runs and what gives you the level of confidence regarding the reserve level there.

PHIL ASHERMAN:	Well, the confidence certainly was enhanced by the commitments, the procurement commitments on the project being primarily behind us.

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

We did see some labor costs that were escalated. We have taken some of the work away from subcontracts and put into our direct labor account. It generally is that, making sure that we maintain the productivity at the levels that we need to keep the project on schedule. So it is those types of risks that are associated with that kind of major project that we certainly are watching for, but we have taken that into our forecast, as we have reported.

SCOTT LEVINE:	One last one —

RON BALLSCHMIEDE:	The last —

SCOTT LEVINE:	Sorry.

RON BALLSCHMIEDE:	The last two major subcontracts have been finalized or are being processed to be finalized, and that is sort of the end of any risk around that side.

SCOTT LEVINE:	What is the timing for finalization? Are you talking a couple months or a week?

RON BALLSCHMIEDE:	They are done.

SCOTT LEVINE:	They are done. Okay.

RON BALLSCHMIEDE:	They are just being inked.

SCOTT LEVINE:	Got you. One last one. Really, you said by year end ‘09, 20 to 30 percent of the business, you know, fixed price, you still have, I guess, a little bit of work to finish up on Peru there, but not much. Is 20 to 30 percent kind of a good steady go for piece of the total mix, and if you could characterize, what types of projects or what type of work maybe you guys would be oriented to on that work, you know, going forward?

PHIL ASHERMAN:	It is a target, and of course, it is relative to the entire backlog growth, but if you took that today, it considers most of our steel plate structure work. It might consider the work that we anticipate in the nuclear market, where we are more of a supplier, if you will, of erection services and fabrication services and our water business and those type of components of our business. Certainly, there is tank work in the Middle East which I don’t see ever being anything but an

CB&I
Moderator: Philip Asherman
July 29, 2008/5:00 PM ET

LSTK market. Those markets are growing. What I am talking about are the longer projects, though, with more duration, more process-related projects. Certainly, that is a mix of reimbursable. There could be some lump-sum services more along the Lummus model, if you will, and more risk sharing in terms of the owner taking the responsibility for major pieces of equipment. So, when you look at all that, we see the business model shifting dramatically. We have been over the last couple of years, and we will see that continue certainly into next year. So, when you look at that 20 percent to 30 percent, you can associate it primarily with steel plate structure markets and that type of work that we do in the Middle East and elsewhere.

SCOTT LEVINE:	Great. Thank you guys.

PHIL ASHERMAN:	All right.

OPERATOR:	At this time, we have reached the allotted time for questions. Do you have any closing remarks?

PHIL ASHERMAN:	I do. Thank you, Stephanie.

In future calls, we will continue to be as descriptive as possible on our outlook and project performance to try and enhance your understanding of the complexity and scale of the opportunities facing our business and our industry.

I am truly excited about what I see in front of us, and I am confident that with an agile and extremely capable workforce, a continuing strong market, and an uncompromising attitude in satisfying our customers and shareholders, CB&I has a prominent role to play in the energy market today and well into the future.

Thank you for your time, and this will conclude our call.

OPERATOR:	This concludes today’s CB&I Second Quarter Earnings Conference Call. You may now disconnect.
 - - -